Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 175 Water Street New York, NY 10038 www.aig.com	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com AIG APPOINTS MARK D. LYONS CHIEF FINANCIAL OFFICER

NEW YORK, December 4, 2018 – American International Group (NYSE: AIG) today announced that it has appointed Mark D. Lyons to the role of Executive Vice President & Chief Financial Officer (CFO). Mr. Lyons succeeds Sid Sankaran, who will remain at AIG in an advisory capacity through the year-end reporting process for fiscal year 2018.

Mr. Lyons will serve on the AIG Executive Leadership Team and will report directly to Brian Duperreault, President and Chief Executive Officer of AIG. Mr. Lyons will remain Chief Actuary, General Insurance, until a successor is named.

Mr. Duperreault stated: “Since his arrival at AIG, Mark has made an immediate and positive impact on our company. With his proven track record as a public company CFO and his deep actuarial expertise, we are confident that he will further strengthen our financial processes and forecasting capabilities, as well as build on the progress we have made to restore AIG’s position as a growing, profitable leader in the insurance industry.”

Mr. Duperreault continued: “On behalf of the entire company and the Board of Directors, I’d like to thank Sid Sankaran for his significant contributions over the years. Sid was instrumental in helping AIG navigate many challenging issues over the last decade, and we are pleased he will work with Mark to make this transition seamless.”

Mr. Lyons said: “Since joining AIG this past summer, I have spent considerable time understanding the breadth and depth of our General Insurance business and continue to be highly optimistic regarding AIG’s strong path ahead. I look forward to working closely with Brian, the senior executive team and the Finance organization to further enhance our financial operations, including our planning and analysis capabilities.”

Mr. Sankaran stated: “It has been a privilege to work at AIG, first as the company’s Chief Risk Officer and then as Chief Financial Officer. I am grateful to the dedicated team in the Finance organization, as well as all of the other talented employees across the company.”

Mark D. Lyons Background

Mr. Lyons joined AIG in 2018 from Arch Capital Group, Ltd., where he served as Executive Vice President, Chief Financial Officer and Treasurer since 2012. He joined Arch in 2002 and served in various capacities within Arch Insurance U.S. operations, eventually rising to Chairman and Chief Executive Officer of Arch Worldwide Insurance Group. Prior to joining Arch, Mr. Lyons held various positions at Zurich U.S., Berkshire Hathaway and AIG.

FOR IMMEDIATE RELEASE

Mr. Lyons holds a B.S. in mathematics from Elizabethtown College, and completed the Executive Program at the Kellogg School of Management of Northwestern University. He is a Member of the American Academy of Actuaries and is an Associate of the Casualty Actuarial Society.

Attendees at Goldman Sachs U.S. Financial Services Conference Tomorrow

Brian Duperreault will be joined at the Goldman Sachs U.S. Financial Services Conference by Mr. Lyons; Peter Zaffino, Chief Executive Officer, General Insurance; and Kevin Hogan, Chief Executive Officer, Life & Retirement. AIG’s presentation will be Wednesday, December 5, 2018, at 8:40 a.m. ET in New York City, NY. A link to the audio webcast will be available in the Investors section of AIG's website https://www.aig.com. A replay of the audio webcast will be available at the same location until February 1, 2019.

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American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.